                                                                    Exhibit 12.1



                             THE MAXIM GROUP, INC.
                             ---------------------

               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------

                                (in thousands)
                                --------------


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


                                                YEAR ENDED              Ten Months     Year     Six Months  Six Months
                                       -------------------------------    Ended       Ended        Ended      Ended
                                       March 31,  March 31,  March 31,  January 31,  January 31,  July 31,   July 31,
                                         1993      1994       1995         1996        1997         1996       1997
                                         ----      ----       ----         ----        ----         ----       ----
EARNINGS:
Income (Loss) before provision
 for income taxes per
 statement of operations............    $ 5,942     $845     $15,429     $(4,140)     $ 4,074      $1,790     $12,724

ADD:
 Portion of rents
 representative of the
 interest factor....................        185      420       1,066       1,396        1,796         810         906

 Interest on indebtedness...........      3,846    1,886       1,839       4,695        7,006       3,213       2,663
                                         ------   ------     -------     -------      -------      ------     -------

 Income as adjusted.................     $9,973   $3,151     $18,334     $ 1,951      $12,876      $5,813     $16,293
                                         ======   ======     =======     =======      =======      ======     =======

FIXED CHARGES:
 Portion of rents
 representative of the
 interest factor....................        185      420       1,066       1,396        1,796         810         906

 Interest on indebtedness...........      3,846    1,886       1,839       4,695        7,006       3,213       2,663
                                         ------   ------     -------     -------      -------      ------     -------

 Fixed charges......................     $4,031   $2,306     $ 2,905     $ 6,091      $ 8,802      $4,023     $ 3,569
                                         ======   ======     =======     =======      =======      ======     =======
 Ratio of earnings to fixed
 charges............................        2.5      1.4         6.3         0.3          1.5         1.4         4.6

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